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                                                                    Exhibit 23.2



Consent of Independent Auditors


The Board of Directors
Union Bankshares Corporation

We consent to incorporation by reference in Registration Statements Nos. 333-81199 and 33-78060 on Form S-3 and No. 33-99900 on Form S-8 of Union Bankshares Corporation of our report dated February 9, 1999, except as to Note 14, which is as of February 11, 1999, relating to the consolidated statements of income, changes in stockholders' equity and cash flows of Union Bankshares Corporation and subsidiaries (the Company) for the year ended December 31, 1998, which report appears in the December 31, 2000 annual report on Form 10-K of the Company.

/s/ KPMG LLP

Richmond, Virginia
March 30, 2001